                                  Exhibit 10.9

                              EMPLOYMENT AGREEMENT

      THIS AGREEMENT, dated as of 3rd October, 1994 (the "Effective Date"), is made by and among VERTEX PHARMACEUTICALS INCORPORATED, a Massachusetts corporation ("Vertex"), its wholly-owned subsidiary, VERTEX PHARMACEUTICALS (EUROPE) LIMITED, a U.K. limited liability company (the "Company"), and IAIN P.M. BUCHANAN (the "Executive").

Recitals:

      The Company wishes to engage the services of the Executive as a key employee of the Company and the Executive wishes to perform such services. The Board of Directors of Vertex has determined that it is in the best interests of the Company and Vertex to assure that the Company will have the continued dedication of the Executive. The Board believes that it is important to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control of Vertex (as hereinafter defined), and to provide the Executive with compensation arrangements which provide the Executive with individual financial security in the event of certain terminations of employment, including termination upon a Change of Control, and which are competitive with those of other corporations. In order to accomplish these objectives Vertex, the Company and the Executive agree as follows:

1. Definitions. For purposes of this Agreement:

      1.1 "Cause" shall mean (i) the willful and continued failure by the Executive to substantially perform his duties with the Company (other than any such failure resulting from the Executive's incapacity due to physical or mental illness or any such failure after the issuance of a notice of termination in accordance with Section 11.8 by the Executive for Good Reason, as hereinafter defined) after a written demand for substantial performance is delivered to the Executive by the Board of Directors of Vertex, which demand specifically identifies the manner in which the Board believes that the Executive has not substantially performed his duties, or (ii) the willful engaging by the Executive in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise, or (iii) any conduct on the part of the Executive (whether or not in the course of his duties) which, in the reasonable opinion of the Board, has or is likely to bring himself, the Company or Vertex into serious disrepute, or which causes the Board to lose all trust and confidence in him, or (iv) the voluntary resignation by the Executive of his office as a director of the Company or his disqualification from being a director, or (v) the Executive becoming bankrupt or making any arrangement or composition with his creditors generally.

      1.2 "Disability" shall have the same meaning as in the Company's long-term disability insurance coverage in effect on the applicable date, or, if the Company carries no such insurance, the Executive's inability to perform the Executive's duties hereunder for a period of 90 consecutive days by reason of physical or mental illness or incapacity.

      1.3 "Good Reason" shall mean:

(i) at any time during the term hereof, without the Executive's express written consent, the occurrence of any of the following:

      (a) a substantial adverse alteration in the nature or status of the Executive's position or responsibilities or the condition of his employment;

      (b)   a reduction by the Company in the Executive's annual base salary;

      (c) the failure by the Company to pay to the Executive any portion of his current compensation or compensation under any deferred compensation program of the Company within seven (7) days after the date such compensation is due;

      (d) any purported termination by the Company of the Executive's employment which is not effected pursuant to a notice of termination satisfying the requirements of the applicable provisions of this Agreement, which purported termination shall not be effective for purposes of this Agreement;

      (e) any act or omission to act on the part of the Company which causes the Executive to lose all trust and confidence in it as his employer; or

(ii) during the nine (9) month period following a Change in Control of Vertex (as hereinafter defined):

      (a) the assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles, and reporting requirements), authority, duties or responsibilities as contemplated by Section 4 of this Agreement or any other action by the Company which results in a diminishment in such position, authority, duties or responsibilities; or

      (b) the failure by the Company to continue in effect after such Change in Control any material compensation or benefit plan in which the Executive participates immediately prior to such Change in Control, unless an equitable arrangement has been made with respect to such plan, on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of his participation relative to other participants, or the failure of the Company to continue the Executive's participation therein (or in such substitute or alternative plan); or

(iii) the failure of the Company or Vertex to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 11.5.1 hereof

      1.4 "Change in Control" shall mean a change in control of Vertex of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not Vertex is in fact required to comply therewith; provided, that, without limitation, a Change in Control shall be deemed to have occurred if:

      (A) any individual, firm, corporation or other entity ("Person") becomes an Acquiring Person (as hereinafter defined), except to the extent that such Person is deemed to have acquired Beneficial Ownership (as hereinafter defined) of 20% or more of the voting shares of Vertex because all or some of such voting shares were acquired pursuant to an Approved Transaction (as hereinafter defined);

      (B) during any period of twenty-four (24) consecutive months (not including any period prior to the Effective Date), individuals who at the beginning of such period constitute the Board of Directors of Vertex and any new directors (other than a director designated by a person who has entered into an agreement with Vertex to effect a transaction described in paragraphs (A), (C) or (D) of this section) whose election by the Board of Directors of Vertex or nomination for election by the stockholders of Vertex was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

      (C) the stockholders of Vertex approve a merger or consolidation of Vertex with any other corporation, other than (a) a merger or consolidation which would result in the voting shares of Vertex outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting shares of the surviving entity) at least 50% of the combined voting shares of Vertex or such surviving entity outstanding immediately after such merger or consolidation or (b) a merger or consolidation effected to implement a recapitalization of Vertex (or similar transaction) in which no Person becomes an Acquiring Person; or

      (D) the stockholders of Vertex approve a plan of complete liquidation of Vertex or an agreement for the sale or disposition by Vertex of all or substantially all of Vertex's assets.

      For purposes hereof:

            1.4.1 "Acquiring Person" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 20% or more of the shares of the voting shares of Vertex then outstanding, but shall not include Vertex, any subsidiary of Vertex, any employee benefit plan of Vertex or any subsidiary of Vertex, any entity holding Common Shares for or pursuant to the terms of any such plan, or any Person who, alone or together, with all Affiliates and Associates of such Person, is, as of the Effective Date of this Agreement, the Beneficial Owner of 20% or more of the voting shares of Vertex. Notwithstanding the foregoing, no Person shall become an "Acquiring Person" as the result of an acquisition of Common Shares by Vertex which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 20% or more of the voting shares of Vertex outstanding; provided, however, that if a Person shall become the Beneficial Owner of 20% or more of the Common Shares of Vertex then outstanding by reason of share purchases by Vertex and shall, after such share purchases by Vertex, become the Beneficial Owner of any additional voting shares of Vertex, then such Person shall be deemed to be an "Acquiring Person".

            1.4.2 "Affiliates" and "Associates" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

            1.4.3 "Beneficial Owner" and "Beneficial Ownership" shall have the respective meanings ascribed to such terms in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

            1.4.4 "Approved Transaction" shall mean any purchase of Beneficial Ownership of voting shares of Vertex directly from Vertex in a transaction expressly and affirmatively approved by a vote of at least two thirds (2/3) of those members of the Board of Directors of Vertex, voting separately and as a subclass of directors on such transaction, who are not and do not, pursuant to such transaction, become Acquiring Persons or Affiliates or Associates of an Acquiring Person or representatives of an Acquiring Person or of any such Affiliate or Associate.


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

2. Employment.

      The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth herein and in the schedules to this Agreement.

3. Effective Date and Term.

      This Agreement shall take effect as of the Effective Date, and shall continue in full force and effect until terminated in accordance with the provisions of this Agreement. The provisions of Sections 6 and 7 of this Agreement shall survive any termination or expiration of this Agreement, in accordance with their terms.

4. Title and Duties.

      The Executive shall promote the business and affairs of the Company as Managing Director of the Company, with responsibility for performing such duties consistent with such position as the Board of Directors of the Company may from time to time designate. In addition, the Executive shall serve as Vice President-Europe of Vertex, with responsibility for performing such duties consistent with such position as the Chief Executive Officer of Vertex may from time to time designate. Except as otherwise provided in this Agreement and except for vacations and absences due to temporary illness in accordance with Company policies in effect from time to time, the Executive shall devote his full working time and efforts to the business and affairs of the Company, and shall comply, to the best of his abilities, with all reasonable directions given him by the Board of Directors of the Company or the Chief Executive Officer of Vertex.

5. Compensation and Benefits.

      In consideration for the services rendered by the Executive under this Agreement, the Executive shall receive a base salary as determined annually by the Compensation Committee of the Board of Directors of Vertex or by the full Board of Directors of Vertex, and such bonuses, stock option grants and other compensation as may be determined from time to time by the Compensation Committee or the Board of Directors of Vertex. In addition, the Executive shall be entitled to such life insurance, health insurance and other employee benefits as may be offered or generally made available by the Company to its executive employees from time to time, and which are at least substantially equivalent to those offered or generally made available to Vertex's United States executive employees and which are described in Schedule 1 to this Agreement.

6. Termination; Severance.

      6.1 Death. In the event of termination by reason of the Executive's death, the Executive's estate shall not be entitled to any compensation or benefits hereunder accruing after the date of death, except as otherwise provided under the Company's benefit plans as then in effect.

      6.2 Disability. In the event of the Executive's Disability, the Executive's employment hereunder shall terminate, at the election of the Company, upon not less than thirty (30) days prior written notice duly given to the Executive, unless the Executive shall have returned to the full-time performance of his duties hereunder prior to the effective date of such termination. In the event of any dispute concerning the existence of a Disability, such question shall be determined by a licensed physician selected by the Company and reasonably acceptable to the Executive, whose determination shall be final and binding upon the parties. The Executive shall submit to such examinations and furnish such information as such physician may reasonably request. In the event of termination by reason of Disability, the Executive shall not be entitled to any compensation or benefits hereunder accruing after the effective date of termination, except as otherwise provided under the Company's benefit plans as then in effect.

      6.3 Termination for Cause. The Company may terminate the Executive's employment hereunder at any time for Cause by written notice duly given to the Executive. No such notice of termination for Cause shall be effective unless accompanied by a copy of a resolution duly adopted by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board of Directors of Vertex (after reasonable notice to the Executive and an opportunity for the Executive to be heard before the Board), finding that in the good faith opinion of the Board the Executive was guilty of the conduct set forth in
Section 1.1 and specifying the particulars in detail. In the event of termination for Cause, the Executive shall not be entitled to any compensation or benefits hereunder accruing after the effective date of termination, except as otherwise provided under the Company's benefit plans as then in effect.

      6.4 Termination Without Cause. The Company may terminate the Executive's employment hereunder without Cause by written notice duly given to the Executive not less than six (6) months prior to the effective date of such termination. Except as otherwise provided in Section 7 with respect to a termination after a Change in Control, or as otherwise provided under the Company's benefit plans as then in effect, the Executive shall not be entitled to any compensation or benefits hereunder accruing after the effective date of termination. The Company reserves the right to pay salary (less statutory deductions) in lieu of notice.

      6.5 Termination by the Executive. The Employee may terminate his employment hereunder effective as of any date on or after 3 October 1995 upon not less than six (6) months prior written notice to the Company. Notwithstanding anything in this Agreement to the contrary, a termination of employment by the Executive for Good Reason pursuant to written notice duly given in accordance with Section 11.8 shall be deemed a termination of the Executive by the Company without Cause, and not a voluntary termination by the Executive. Except as otherwise provided in Section 7 with respect to a termination after a Change in Control, in the event of termination for Good Reason, the Executive shall be entitled to severance pay in an amount equal to six (6) months' base salary (as in effect on the date the notice of termination is given, payable in a lump sum within ten (10) business days after the effective date of termination.

      6.6 Reduction for Certain Payments. Any payments to be made under this Agreement following the termination of the Executive's employment pursuant to any provision of this Agreement shall be reduced by an amount equal to any amount(s) which the Company may then be obliged to pay to the Executive as a result of that termination pursuant to the Employment Protection (Consolidation) Act 1978 by way of a statutory redundancy payment, a Basic Award and/or the maximum Compensatory Award.

7. Change in Control

      7.1 Termination Following Change in Control. Notwithstanding anything in this Agreement to the contrary, if the Executive's employment is terminated after a Change in Control shall have occurred, either (i) by the Company without Cause, or (ii) by the Executive for Good Reason, the Executive shall, in accordance with the resolution of the Company of even date herewith approving the terms of this contract and, in particular, the payment envisaged by this clause, be entitled to the following benefits:

            7.1.1 The Company shall pay the Executive his full base salary up to and including the date of termination at the rate in effect on the date the notice of termination is given, plus all other amounts to which he is entitled under any compensation or benefit plan of the Company as of the date of termination.

            7.1.2 In compensation for the Executive's likely loss of earnings by reason of the early termination of his employment and any consequent disruption to his career prospects, the Company shall pay as severance pay to the Executive a lump sum payment equal to three (3) times the sum of (i) the Executive's annual rate of base salary in effect immediately prior to the Change in Control, and (ii) the average of the last two annual bonuses (annualized in the case of any bonus paid with respect to a partial year) paid to the Executive preceding the Change in Control, payable within ten (10) business days after the date of termination. The amount payable pursuant to this Section 7.1.2 shall be reduced by the amount of any payments made in lieu of notice or severance pay pursuant to Sections 6.4 or 6.5.

            7.1.3 All rights, options and awards held by the Executive under any stock option, stock purchase or other equity incentive plan or agreement of the Company or Vertex shall be fully vested and not subject to forfeiture or repurchase on account of the termination of employment, notwithstanding any provision to the contrary contained in such plan or agreement.

            7.1.4 For three (3) years after the date of termination, the Company shall provide the Executive with life, disability, accident and health insurance benefits substantially similar to those which the Executive was receiving immediately prior to the Change in Control. Benefits otherwise receivable by the Executive pursuant to this Section 7.1.4 shall be reduced to the extent comparable benefits are actually received by the Executive from a subsequent employer during such period, and any such benefits actually received by the Executive shall be reported to the Company.

            7.1.5 The Company shall also pay to the Executive, within ten (10) business days after any such fees or expenses are incurred, all legal fees and expenses incurred by the Executive as a result of or in connection with such termination, including all such fees and expenses, if any, incurred in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), to any payment or benefit provided hereunder.

      7.2 No Mitigation. The Executive shall not be required to mitigate the amount of the severance payment or any other benefit provided under this Section 7 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 7 be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise, except to the extent expressly so provided.

8. AGREEMENT NOT TO COMPETE.

      The Executive acknowledges the unique nature of the business of Vertex and the need of Vertex to maintain its competitive advantage in the industry through the protection of its trade secrets and proprietary information. Accordingly, the Executive agrees that for a period of one (1) year after the termination of his employment, the Executive shall not, directly or indirectly, within the United States of America or its territories or possessions or within any other country in which Vertex conducts or plans to conduct its business or distributes any of its products or renders any services (determined in each case as of the employment termination date and in relation only to those aspects of its business and those products and services with which the Executive shall have had a material involvement), engage in business with, own an interest in, be employed by, or consult or advise for, any person or entity (except as a holder of not more than a two percent (2%) equity interest in a publicly-traded entity) which is in competition with the business of Vertex, provided that the foregoing shall not preclude the Executive's employment by any multi-divisional employer having a division which engages in activities in competition with the business of Vertex so long as the Executive shall not be involved in the operations or management of such competitive division. For purposes hereof, an entity shall be deemed to be in competition with the business of Vertex if it is engaged in the discovery of novel pharmaceuticals, using structure-based rational drug design as its primary research methodology.

      The Executive further agrees that for a period of one (1) year after termination of this Executive's employment hereunder he will not, directly or indirectly:

(i) endeavor to entice away from the Company or Vertex any senior employee or consultant employed or engaged in a sales or technical capacity with whom he shall have worked at any time during the period of 12 months preceding the termination of his employment; or

(ii) solicit the custom of any client, supplier, customer or business partner of the Company or Vertex with whom or which the Executive shall have dealt personally to any material extent during the period of 12 months preceding the termination of his employment or in relation to which he shall possess any confidential information or seek by any means to induce such client, supplier, customer or business partner to terminate his, her or its relationship with the Company or Vertex.

9. FREEDOM TO CONTRACT.

      The Executive represents that he is free to enter into this Agreement, that he has not made and will not make any agreements in conflict with this Agreement. The Executive will not, and the Company will not require the Executive to, disclose to the Company, or use for the Company's benefit, any trade secrets or confidential information now or hereafter in the Executive's possession which is the property of any other party. In particular, the Executive agrees to be bound by the terms of the Employee Non-Disclosure and Inventions Agreement attached as Schedule 2 hereto.

10. REMEDIES.

      The parties agree and acknowledge that the rights and obligations set forth under this Agreement are of a unique and special nature and that the Company and Vertex are, therefore, without an adequate legal remedy in the event of Executive's violation of the covenants set forth in this Agreement. The parties agree, therefore, that the covenants made by the Executive under this Agreement shall be specifically enforceable in equity, in addition to all other rights and remedies, at law or in equity or otherwise (including termination of employment) that may be available to the Company or Vertex.

11. PROVISIONS OF GENERAL APPLICATION.

      11.1 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed, interpreted and determined in accordance with the laws of England and Wales.

      11.2 Other Agreements. This Agreement represents the entire understanding and agreement between the parties as to the subject matter hereof and supersedes all prior or concurrent oral or written agreements relating thereto, including without limitation the Consulting Agreement between the parties dated 5 April 1994.

      11.3 Amendment. This Agreement may be amended only by a written instrument executed in one or more counterparts by the parties hereto.


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

      11.4 Waiver. No consent to or waiver of any breach or default in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligation hereunder. Failure on the part of either party to complain of any act or failure to act of the other party or to declare the other party in default, irrespective of the duration of such failure, shall not constitute a waiver of rights hereunder and no waiver hereunder shall be effective unless it is in writing, executed by the party waiving the breach or default hereunder.

      11.5 Successors; Binding Agreement.

            11.5.1 Each of the Company and Vertex shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of its business or assets to expressly assume and agree to perform this Agreement in the same manner and to the same extent that it would be required to perform it if no such succession had taken place. Failure of the Company or Vertex to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to compensation from the Company, Vertex or their respective successors in the same amount and on the same terms as he would be entitled to hereunder if he terminates employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" and "Vertex" shall mean the Company and Vertex, respectively, as hereinbefore defined and any successor to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            11.5.2 This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

      11.6 Headings. The headings of sections and subsections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement or to affect the meaning of any of its provision.

      11.7 Severability. If any provision of this Agreement shall, in whole or in part, prove to be invalid for any reason, such invalidity shall affect only the portion of such provision which shall be invalid, and in all other respects this Agreement shall stand as if such invalid provisions, or the invalid portion thereof, had not been a part hereof.

      11.8. Notices and Other Communications. All notices and other communications required hereunder shall be in writing and personally delivered or sent by certified mail, return receipt requested (a) if to the Executive at Briar House, Bagwell Lane, Odiham, Hampshire, RG25 1JQ; and (b) if to the Company, at 5 Cheapside Court, Buckhurst Road, Ascot, Berkshire, UK, SL5 7RF; and (c) if to Vertex at 40 Allston Street, Cambridge, MA 02139-4211 USA, attention: Chief Executive Officer; or in each case to such other persons or addresses as the parties hereto may specify by a written notice to the other from time to time. Such notices shall be effective four (4) business days after so mailed or, if earlier, upon actual receipt. In order to be effective, any notice of a purported termination of the Executive's employment by the Company or by the Executive shall be communicated by writing to the other party in accordance with this Section 11.8, indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.


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

12. STATUTORY PARTICULARS OF EMPLOYMENT.

The particulars required to be given to the Executive by Section 1 of the Employment Protection (Consolidation) Act, 1978 and which are not given elsewhere in this Agreement are set out in schedule 1 to this Agreement.

      IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized officer, and by the Executive, as of the date first above written.


VERTEX PHARMACEUTICALS                  EXECUTIVE:
(EUROPE) LIMITED


By: /s/ Richard H. Aldrich              /s/ Iain P.M. Buchanan
    ----------------------------        ----------------------------
    Richard H. Aldrich                  Iain P.M. Buchanan
    Director


VERTEX PHARMACEUTICALS
INCORPORATED


By: /s/ Joshua S. Boger
    ----------------------------
    Joshua S. Boger
    President and Chief Executive Officer


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

                                   SCHEDULE 1

                       STATUTORY PARTICULARS OF EMPLOYMENT

1. This Statement sets out the particulars required by Section 1 of the Employment Protection (Consolidation) Act 1978 relating to the employment by VERTEX PHARMACEUTICALS (EUROPE) LIMITED (the "Company"), of 5 Cheapside Court, Buckhurst Road, Ascot, Berkshire, SL5 7RF of IAIN P.M. BUCHANAN of Briar House, Bagwell Lane, Odiham, Hampshire, RG25 1JQ.

2.    PERIOD OF EMPLOYMENT

2.1 Your employment by the Company began on 3rd October, 1994. No previous period of employment is continuous with your employment by the Company.

2.2 Your employment is subject to termination by you or the Company upon notice as set forth in the attached Employment Agreement.

3.    JOB TITLE

3.1 Your job title is Vice President of European Operations of Vertex Pharmaceuticals Incorporated and and Managing Director of the Company.

3.2 In addition to the usual duties of a Managing Director, you may be required to undertake other duties, compatible with your status, from time to time to suit the Company's business needs.

3.3 You are required to report on a regular basis to the Board of the Company and the Board of Vertex Pharmaceuticals Inc. ("Vertex"), providing such details of your activities and other information as they may reasonably require, and to carry out, promptly, efficiently and to the best of your abilities all reasonable and lawful instructions which they may give you from time to time.

3.4 You must devote the whole of your time, attention and abilities during your hours of work to your duties for the Company. You may not, under any circumstances, whether directly or indirectly, undertake any other employment or engagement of any kind during the period of your employment by the Company.

4.    SALARY

4.1   Your basic salary is(pound)100,020 per annum.

4.2 Your salary will be paid monthly in arrears by credit transfer on or about the 25th day of each month.

4.3 Personal Performance-related bonus payments may be made from time to time at the Company's discretion.

5.    NORMAL HOURS OF WORK

5.1 Your normal hours of work are the Company's standard business hours from 8 am to 5 pm each weekday together with such additional unpaid hours, either on weekdays or weekends, as may be necessary for the proper performance of your duties.


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

6.    HOLIDAY ENTITLEMENT

6.1 The Company's holiday year is the calendar year from 1st January to 31st December. However, your holiday entitlement, during the one-year term of this appointment will be 20 working days' holiday in addition to the normal English public and Bank holidays. Your holiday must be taken during the holiday year and your holiday dates agreed in advance by the Board of Vertex and the Company

6.2 When your employment ceases, you will (unless your employment is terminated by the Company for Cause) be paid in lieu of any unused holiday. If you have taken too much holiday, you will be required to repay any salary received for additional holiday days. One day's holiday pay will be deemed to be 1/260th of your annual basic salary.

7.    CAR

7.1 You will be provided with a Company car for your business and personal use in accordance with and subject to the Company's car policy from time to time. The Company will bear all standing and running costs of the car but reserves the right in its absolute discretion to withdraw the use of the car from you at any time for any reason without compensation. You must, in any event, return the car to the Company's head office upon termination of your employment.

7.2 It is a condition of your employment that you have and keep a current driving licence. If you are disqualified from driving for any period, the Company reserves the right to dismiss you. If you commit any motoring offence or the car suffers or causes any accidental damage, you must notify the Company immediately.

8.    EXPENSES

8.1 The Company will reimburse to you all expenses properly incurred by you in the proper performance of your duties, provided that on request you provide the Company with such vouchers or other evidence of actual payment of such expenses as the Company may reasonably require.

9.    PENSION

9.1 You will be eligible to join the Vertex Personal pension scheme, subject to and in accordance with its trust deed and rules from time to time. The Company will contribute an amount equal to 10% of your salary and requires you to contribute 5% of your salary. You will hold the option to contract out of the State Earnings Related Pension Scheme (SERPS).

10.   OTHER BENEFITS

10.1 You will receive Private Health Insurance (BUPA) with subsidised rates for dependants.

10.2 You will be covered by the Company's death-in-service life assurance scheme for two times your annual basic salary including dependant's benefit of approximately four-ninths of basic salary.


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10.3  You will be granted a Stock Option over stock in Vertex under the terms of its 1991 Stock Option Plan on such terms as may be designated by the Board of Vertex. Details of your grant are outlined under a separate letter.

10.4 You will also be eligible to participate in the Vertex Employee Stock Purchase Plan on such terms as the Board of Vertex may decide. This will enable you to withdraw up to 10% of your net salary to purchase registered Vertex common stock at fair market value at the beginning or end of each six-month withholding period, whichever is the lower.

11.   PLACE OF WORK

11.1 Your normal place of work will be Cheapside Court, Ascot and/or any other UK place of business of the Company from time to time. You will be given at least one month's notice of any such change. The Company may, at its discretion, contribute towards any removal costs which you may incur should your place of work be changed to one which is more than fifty miles away from your previous place of work.

12.   CONFIDENTIALITY

12.1 You agree to treat as confidential all trade secrets and other confidential information relating to the Company's and Vertex's business and to sign and be bound by the terms of the Employee Non-Disclosure and Inventions Agreement, of which you have a copy.

12.2 You agree to return to the Company at the end of your employment all documents, computer disks and other items which belong to the Company or Vertex or relate to their business.

12.3 You will be responsible for the security of all keys, codes, electronic passes and combinations to security locks given to you by the Company to use in the course of your employment. You may not lend any of them or disclose combination numbers to any unauthorised person at any time after the end of your employment.

13.   SICKNESS ABSENCE

13.1 If you are unable to come to work for any reason and your absence has not been previously authorised by the Company, you must inform the Company immediately and keep the Company regularly informed of your progress and likely return date. For any absence of less than seven consecutive days, you are required to certify in writing the reasons for your absence. A doctor's certificate is required for all periods of absence in excess of seven days.

13.2 If you are absent from work due to sickness or injury and have complied with the requirements of clause 13.1. you will be paid:

      13.2.1 Your entitlement to Statutory Sick Pay ("SSP") (if any) in accordance with the provisions of the Social Security Contributions and Benefits Act 1992. For Statutory Sick Pay purposes your qualifying days are Monday to Sunday.

      13.2.2 Company Sick Pay (if the Company so decides from time to time), consisting of discretionary payments of all or part of your basic salary (less any entitlement to SSP and/or other state sickness benefits) for up to a maximum of 13 weeks'


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             absence in any 12-month period.

      13.2.3 An amount equal to any sums receivable by the Company, as a result of your absence, under the terms of its permanent health insurance scheme.

14.   DISCIPLINARY & GRIEVANCE PROCEDURE

14.1 There are no particular disciplinary rules or procedures applicable to you and you are expected to conduct yourself in a thoroughly professional manner at all times. If you have any grievance relating to your employment, you should raise the matter with the Board of the Company, whose decision will be final and binding on you.

15.   HEALTH & SAFETY AT WORK

15.1 The Company will take all reasonably practicable steps to ensure your health, safety and welfare when at work. In the interests of all employees, the Company operates a no-smoking policy.

16.   MISCELLANEOUS

16.1 The Company reserves the right to make reasonable changes to any of your terms and conditions of employment.

16.2 The Company has the right to deduct from your pay any sums which you may owe the Company, and you agree to the Company making such deductions.

16.3 There are no collective agreements in force which directly affect your terms and conditions of employment.

16.4 The Company has no immediate requirement for you to work outside the United Kingdom for a period of one month or more.

16.5 The terms and conditions of your employment shall be governed by and construed in accordance with English law.


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